EXHIBIT 99.1
FOR IMMEDIATE RELEASE
July 9, 2008

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM, CITING SLOWING ECONOMY IN ITS MARKETS, TO INCREASE LOAN-LOSS PROVISION FOR SECOND QUARTER 2008

Company Calls Action “Proactive,” Says Business Fundamentals Remain Strong

TACOMA, Washington, July 9, 2008 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced it expects to make a provision for loan losses of $15.4 million for the second quarter of 2008, due to an increase in non-accrual loans resulting from the slowing Pacific Northwest economic environment.  The action will increase Columbia’s total allowance for loan losses to about 1.83% of net loans at June 30, 2008.  Charge-offs for the quarter are expected to be $1.6 million, increasing $800,000 from charge-offs of $761,000 for the first quarter 2008.

“The decision to increase our provision is a prudent step on the part of Columbia’s management in light of the continuing weakness in the for-sale housing industry and the economy,” said Melanie Dressel, president and chief executive officer.  “As we have previously stated, Columbia is not immune to the instability in the residential real estate markets and mortgage-related industries, which already has affected other financial institutions in the markets we serve. We are actively managing our nonperforming assets.”

Ms. Dressel added that Columbia’s loan portfolio is highly diverse, with less than 20 percent of the total portfolio in real estate construction-related loans, of which approximately 13 percent is in the for-sale housing segment. The company did not originate subprime mortgage loans.  Nevertheless, she said, customers have been adversely affected by the weak economy and subprime mortgage fallout.

Ms. Dressel continued, “It is important to reiterate that while credit quality for nearly all northwest regional financial institutions is under pressure, Columbia’s business fundamentals remain sound, positioning us well to manage through this challenging economic cycle.”

Columbia expects to report that nonaccrual loans totaled $65 million to $75 million at June 30, 2008, compared with $14.4 million at March 31, 2008.  Loans past due 30 days or more were approximately $21.5 million at June 30, 2008, compared with $16.6 million at March 31, 2008.

The increase in non-accruals is centered in our for-sale housing portfolio and commercial real estate construction portfolio.  During the quarter, the for-sale housing portfolio, which currently totals approximately $282 million, had an increase in non-accrual loans of approximately $42 million, bringing the total to about $47 million.  This increase primarily was due to seven builder banking customers whose activities are centered in the Pierce County area in Washington State and Clackamas County in Portland, Oregon.  We have set aside $7.0 million in specific reserves for these new non-accrual loans, based on lower anticipated value of some projects.

“Market conditions in both of these counties have declined significantly in the past few months, and we have seen double-digit declines in year-over-year housing sales as well as double-digit declines in sale prices for land and lots,” Ms. Dressel said.  “Given these market conditions, combined with the weak financial performance posted by some of these builders during the first quarter, we believe some of the builders to whom we have extended credit and who are focused in these markets will be experiencing significant challenges in the near future. Accordingly, we have placed $29 million of performing loans on non-accrual; these loans are included in the $42 million increase in non-accrual loans as mentioned above.”

In our commercial real estate construction portfolio, which is approximately $157 million as of June 30, 2008, we experienced an increase of $12.8 million in non-accrual loans.  The increase in this segment is primarily centered in our condominium construction portfolio which accounts for approximately $32 million of the total loans outstanding in this portfolio.  This represents a little over $9.0 million of the non-accruals as of June 30, 2008.  Columbia set aside $1.5 million in specific reserves for these newly-identified non-accrual loans.

Ms. Dressel commented, “We are continuing to work with our customers to resolve these issues as quickly as possible; however, given the nature of these types of projects, it is unlikely they will be resolved in the immediate future.  It is reasonable, therefore, to expect our provision for loan losses in the next few quarters to remain at elevated levels compared with prior periods.”

Ms. Dressel continued, “Based on the fundamentals of our business over our 15-year history, including our emphasis on gathering core deposits and our diversified loan portfolio, we remain positive about the future.  We will stay the course with good, fundamental banking.”

Conference Calls
Columbia’s management will discuss the information in this news release on a conference call on Thursday, July 10, 2008 at 7:00 a.m. PDT.   To listen to this discussion call 1-888-318-7969; Conference ID code 54503313 A conference call replay will be available from approximately 10:00 a.m. PDT on July 10th through midnight PDT on Thursday, July 17, 2008.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 54503313.

Columbia will discuss second quarter 2008 results on a conference call scheduled for Thursday, July 24, 2008 at 1:00 p.m. PDT.     To listen to this discussion by calling 1-888-318-7969; Conference ID code 53553319 A conference call replay will be available from approximately 4:00 p.m. PDT on July 24 through midnight PDT on Thursday, July 31, 2008.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 53553319.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 53 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.
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Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure